POWER OF ATTORNEY

The undersigned hereby constitutes and appoints each of Sam Stone, Melissa Tomkiel, Alanna Wolff, Amir Cohen, Cindy Lee, Daria Cintron, and Maria Penalo, or any one of them, as the undersigned's true and lawful attorneys-in-fact and agents to execute and submit any applications for EDGAR access codes or any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the Securities and Exchange Commission, including without limitation the Form ID or any request for an updated passphrase.

In connection with the submission with any Form ID to enroll the undersigned on the EDGAR Next Dashboard, each such attorney-in-fact is authorized to name Sam Stone, Melissa Tomkiel, Alanna Wolff, Amir Cohen, Cindy Lee, Daria Cintron, and Maria Penalo as my initial prospective account administrators.

This Power of Attorney is executed as of the date set forth below.

William L. Cook, III

Name: William L. Cook, III

Date: 10 / 29 / 2025

NOTARY:

State of New York)
)ss.:
County of Westchester)

On the 28th day of October, in the year 2025, before me, the undersigned notary public, personally appeared William L. Cook III, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Melissa Tomkiel Notary Public

Melissa M. Tomkiel
NOTARY PUBLIC, STATE OF NEW YORK
Registration No. 02TO6279067
Qualified in Westchester County
Commission Expires April 8, ~~2025~~ 2029